FIRST AMENDMENT TO
SERVICES AGREEMENT

THIS FIRST AMENDMENT TO THE SERVICES AGREEMENT (this “Amendment”) is effective as of March 15, 2024 and is made by and between Forum Funds II, a statutory trust organized under the laws of the state of Delaware (the “Trust”), and Atlantic Fund Administration, LLC, d/b/a Apex Fund Services (“Atlantic”), a Delaware limited liability company.

WHEREAS, the Trust and Atlantic are parties to that certain Services Agreement dated July 26, 2013, as most recently amended and restated on March 27, 2020 (the “Agreement”); and

WHEREAS, the Trust desires to engage Atlantic to perform certain financial reporting and related services (the “New Services”) on behalf of the Trust in response to new and amended rules and regulations adopted by the U.S. Securities and Exchange Commission related to tailored shareholder reporting; and

WHEREAS, Atlantic seeks the Trust’s approval of additional fees associated with the New Services; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	In Appendix A to the Agreement, paragraphs (a) and (b) of section “2. SEC Filings” in “Part I. Fund Administration” are hereby deleted in their entirety and replaced with the following:

(a)	Based on information from the Trust’s service providers, including Atlantic and its affiliates when applicable, prepare for filing the following documents required of the Trust by the SEC (“SEC Filings”) in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR), including: (i) periodic and other requested updates to the Registration Statement on Forms N-1A, including Fund prospectuses, statements of additional information and supplements thereto, (ii) Forms N-CSR, N-CEN and N-PORT and any required financial data schedules, (iii) Tailored Shareholder Report and other quarterly reports (as mutually agreed upon), (iv) Form N-PX, (v) Form 24f-2, (vi) fidelity bond filings and (vii) if requested, and pursuant to mutually acceptable terms, proxy and information statements and related communications to shareholders;

(b)	Subject to prior execution by the Executive Officers when necessary in connection with such filing, file or cause to be filed with the SEC financial statements and other SEC Filings as required; provided that item 2(a)(i) and (vii) shall have been reviewed by Trust counsel (and such counsel shall not have objected to such filings);

b.	In Appendix A to the Agreement, section “6. Financial Statements; other Financial Matters” in “Part I. Fund Administration” is hereby deleted in its entirety and replaced with the following:

6.         Financial Statements; other Financial Matters

(a)       Prepare semi-annual and annual financial statements and oversee the production and distribution of those statements and any related report to the Trust’s Shareholders prepared by the Trust or its Advisers, as applicable;

(b)       Prepare for the review by designated officer(s) of the Trust’s financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Tailored Shareholder Reports (“Tailored Shareholder Reports” or “TSRs”) and other quarterly reports (as mutually agreed upon), including tax footnote disclosures, where applicable. As part of these services, Atlantic shall (i) manage the creation of class-level TSR, including the incorporation of all financial and other TSR-applicable information; (ii) validate the accuracy of Inline eXtensible Business Reporting Language (“iXBRL”) tagging of TSR for SEC filing purposes; (iii) coordinate the review of class-level TSR with Trust and Trust audit firm, as directed by the Trust; (iv) finalize and manage the transmission of TSR to shareholders and implement process for transmission and delivery of Form N-CSR or components thereof to shareholders as prescribed by the SEC; (v) manage the process for filing of Form N-CSR, inclusive of TSR, with the SEC; and (vi) perform certain verifications of consistency between TSR and financial reports included on Form N-CSR, as well as consistency with other data sources as requested or provided by the Trust.

(c)       (Calculate data with respect to yields, dividend yields, distribution rates, total returns and, consistent with the Change Control Process and industry standards, other information for dissemination to information services covering the investment company industry, for advertising and sales literature of the Trust and other appropriate purposes;

(d)       Consistent with the Trust’s practice as of January 2008, report Fund data to investment company industry survey companies from time to time;

(e)       Report applicable data to rating agencies (such as Standard & Poor’s) that rate a Fund; and

c.	In the Fee Schedule to the Agreement, the paragraph entitled “Other Services and Fees” in section “I. Fund Administration Fee” is hereby amended to include the following additional fees:

●	Tailored Shareholder Report Creation – [REDACTED]

○	Multiple share classes – [REDACTED]

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

FORUM FUNDS II

By:	/s/ Zachary Tackett
Name:	Zachary Tackett
Title:	President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Brandon Stultz
Name:	Brandon Stultz
Title:	Chief Executive Officer